Exhibit 8.1

Significant Subsidiaries and Affiliates

The following table sets forth our significant subsidiaries and our affiliate accounted for using the equity method at December 31, 2011:

Name of Company	Jurisdiction of establishment	Percentage of ownership and voting interest	Description
Subsidiaries
Integración de Servicios TMX, S.A. de C.V.	Mexico	100%	Intermediate holding company.
Alquiladora de Casas, S.A. de C.V.	Mexico	100%	Real estate company owning our facilities.
Compañía de Teléfonos y Bienes Raíces, S.A. de C.V.	Mexico	100%	Real estate company owning our facilities.
Consorcio Red Uno, S.A. de C.V.	Mexico	100%	Supplier of telecommunications network integration services and information systems.
Teléfonos del Noroeste, S.A. de C.V.	Mexico	100%	Fixed-line public network concessionaire for the state of Baja California Norte and the San Luis Rio Colorado region of the state of Sonora.
Uninet, S.A. de C.V.	Mexico	100%	Provider of corporate networks and Internet access services to Telmex and corporate customers.
Telmex USA, L.L.C.	Delaware (United States)	100%	Authorized long-distance service re-seller and provider of payment collection services for lines in Mexico (installation and monthly rental), and authorized by the United States Federal Communications Commission to provide facility-based long-distance services, data transmission and cross-border data transit services.

Affiliated company
Grupo Telvista, S.A. de C.V.	Mexico	45%	Provider of telemarketing services in the United States and Mexico.